Exhibit 10.1
Unica Corporation
Fiscal Year 2008
Executive Incentive Plan (the “Plan”)
I. Objectives
The objectives of this Plan are to recognize and reward members of the executive team (each, an “Executive”) for:
•	significant contribution to the Company’s growth and profitability; and

•	individual performance against pre-established goals for the fiscal year.
II. Plan Participation
To be eligible to participate in the Plan, the Executive must be a permanent, full-time or part-time employee who works at least 24 hours per week and who was hired on or before July 1st of the plan year. The Plan year is defined as October 1, 2007 to September 30, 2008.
III. Individual Incentive Payment Targets
Executive incentive payment target amounts are recommended by the CEO and approved by the Compensation Committee of the Board of Directors. Incentive payment target amounts under the Plan are prorated for those Executives who are hired or become eligible after the commencement of the Plan year.
IV. Individual Performance Goals
Each Executive’s incentive payment is determined by that Executive’s performance against his or her individual goals. At the beginning of the fiscal year, individual performance goals for FY2008 will be established and documented by Executives and the CEO (or, in the case of the CEO, by the Compensation Committee of the Board of Directors) (“FY2008 Performance Goals”). These FY2008 Performance Goals will be in furtherance of the Company’s top goals and the top goals of the functional area to which the Executive contributes and may contain quarterly, midyear and full-year objectives. These goals, once developed, will be reviewed and approved by the CEO (or, in the case of the CEO, by the Compensation Committee). At the midpoint and end of the fiscal year, performance against these goals will be assessed by the CEO and/or the Compensation Committee, as applicable.
V. Incentive Payment Pool
The total amount available to all Executives for incentive payments to be made under the Plan (the “Incentive Payment Pool”) is determined by the Company’s actual performance in FY2008 versus financial targets established during the FY2008 budget process and approved by the Company’s Board of Directors. The profitability target established for this Plan is the Company’s operating income before payments under this Plan and before share-based compensation expense and amortization of intangibles related to acquisitions (“Adjusted Operating Income”) for fiscal year 2008.

The incentive payment pool will be a percentage of the aggregate individual incentive payment target amounts of all Executives under the Plan (the “Incentive Payment Pool).
VI. Individual Incentive Plan Payment
Each Executive will be eligible to earn an incentive payment based on:
•	the Executive’s “Individual Incentive Payment Target” ;

•	the Executive’s achievement of his or her FY 2008 Performance Goals; and

•	the Incentive Payment Pool available for incentive payments.
At the midpoint and end of FY 2008, each Executive will review his or her achievement against the assigned FY2008 Performance Goals with the CEO (or, in the case of the CEO, with the Compensation Committee). The CEO will determine to what degree the Executive has achieved his or her FY2008 Performance Goals and will recommend, in his or her discretion, the appropriate percentage of payout of the Individual Incentive Payment Amount for such Executive at each point in time. The payment made at the end of the fiscal year must be approved by the Compensation Committee.
At the midpoint of the fiscal year, 25% of the Annual Incentive Payment Pool will be available for distribution regardless of company performance. The mid-year payout will be based solely on the Executives achievement to that point in time of his or her individual FY 2008 Performance Goals. Up to 25% of the Executive’s Individual Incentive Payment Target will be eligible for payout at the midpoint of the Fiscal Year, and the remaining portion will be eligible for payout after the end of the Fiscal Year, based on the CEO’s assessment of Executives achievement to that point in time of his or her individual FY 2008 Performance Goals in conjunction with the Incentive Payment Pool available for payout, subject to approval by the Compensation Committee.
The Compensation Committee of the Board of Directors may, at its discretion, adjust the Incentive Payment Pool. Factors that could result in an adjustment to the total pool include future acquisitions and other extraordinary items.
VII. Payment of Incentives
The mid-year payment will be made after the public release of the Company’s Q2 Fiscal Year 2008 financial results, and the year-end payment will be made after the public release the Company’s Fiscal Year 2008 financial results, provided that the Executive is employed on active status by the Company on the date the incentive payment is paid. A Executive’s eligibility to receive payment of an incentive payment will terminate immediately upon the Executive’s separation from the Company for any reason (or the receipt of notice by the Company of a Executive’s resignation) on or prior to the date the incentive payment is paid.
VIII. Administration
With respect to Executives, the President and CEO will make recommendations to the Compensation Committee of the Board of Directors, who will make all final decisions on the determination of incentive payments in accordance with the Plan

A Executive who is terminated or a Executive who voluntarily resigns will not be eligible for an incentive payment if they are not employed on the date of payment. Nothing herein shall affect the employment at will relationship between the Company and the Executives. Nothing herein shall grant any Executive the right to continue as an employee of the Company, grant any contractual right or limit the right of the Company to dismiss an Executive as an employee.